EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	James B. Jaqua Hemet Bancorp (909) 784-5771 Ext. 101

Hemet Bancorp Announces Waiver by Hemet Financial Group
Regarding Minimum Participation in HFG Financing

RIVERSIDE, California (August 28, 2002) – Hemet Bancorp (OTCBB: HMET.OB), or HBC, announced today that Hemet Financial Group, Inc., or HFG, has executed a waiver of a condition relating to the HFG financing described in HBC’s definitive proxy statement dated July 31, 2002 relating to the approval by HBC shareholders of the merger agreement between HBC and HFG. The merger agreement, if approved by HBC’s shareholders at a special meeting, will permit HBC to become a private company. The special meeting of HBC’s shareholders will be held at 9:30 a.m., local time, on September 4, 2002, at the Anchor Restaurant, 2524 East Florida Avenue, Hemet, California 92544.

The merger agreement contains a condition to the completion of the merger that the holders of at least 90% of the shares of HBC common stock issued and outstanding immediately prior to the completion of the merger must participate in the HFG financing as described in the proxy statement. This condition is for the sole benefit of HFG. Currently, HFG estimates that the holders of approximately 84% of the shares of HBC common stock issued and outstanding immediately prior to the completion of the merger will participate in the HFG financing. On August 28, 2002, as permitted by the terms of the merger agreement, HFG executed a waiver of this condition. As a result, HBC anticipates that the aggregate amount payable to non-Continuing Shareholders (as defined in the proxy statement) in the merger will be between $6.8 and $7.1 million. Of this amount, approximately $3.3 million is expected to be raised in the HFG financing, and the remaining approximately $3.5 to $3.8 million is expected to be paid with both cash held by HBC and a special dividend of up to $1.5 million from The Bank of Hemet, a wholly owned bank subsidiary of HBC. HBC anticipates that the aggregate amount payable to Continuing Shareholders (as defined in the proxy statement) in the merger will be between $36.4 and $36.7 million, which amount is subject to a mandatory right of offset against the promissory notes executed by the Continuing Shareholders in the HFG financing.

About Hemet Bancorp

Hemet Bancorp is a bank holding company that was incorporated in January 2001 in the State of California for the purpose of acquiring and holding all of the outstanding shares of capital stock of its wholly owned subsidiary, The Bank of Hemet. Hemet Bancorp acquired all of the outstanding shares of capital stock of The Bank of Hemet on November 21, 2001. The Bank of Hemet is a California-chartered bank that operates five branches in communities located in the Inland Empire areas of Southern California.

----------------------------------------

Where to Find Other Information

Hemet Bancorp, Hemet Financial Group, Inc. and their affiliates have filed with the SEC a Schedule 13E-3, and Hemet Bancorp has filed a definitive proxy statement on Schedule 14A dated July 31, 2002. The Schedule 14A proxy statement, as well as other relevant documents concerning the proposed transaction, are being used by Hemet Bancorp in connection with its solicitation of shareholder approval for the merger transaction proposed by Hemet Bancorp.

Hemet Bancorp shareholders are urged to read the proxy statement and Schedule 13E-3 regarding the proposed transaction, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information.

Shareholders of Hemet Bancorp may obtain a free copy of the proxy statement and Schedule 13E-3, as well as other filings containing information about Hemet Bancorp, at the SEC’s Internet site. Shares of the capital stock of Hemet Financial Group, Inc. are currently not registered under the Securities Exchange Act of 1934 and therefore Hemet Financial Group, Inc. does not file reports with the SEC. Copies of the proxy statement and Schedule 13E-3 may also be obtained, without charge, by directing a request to: Hemet Bancorp, Cathy Frei, 3715 Sunnyside Drive, Riverside, California 92506 (909-784-5771, ext. 113).

Approval of Hemet Bancorp’s shareholders is required for the transactions contemplated by the merger agreement. Hemet Bancorp and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Hemet Bancorp’s shareholders with respect to the approval of the transactions contemplated by a merger agreement. Information regarding the executive officers and directors of Hemet Bancorp, including their identity and a description of their direct and indirect interests in Hemet Bancorp and in the proposed merger, is set forth in Hemet Bancorp’s proxy statement that was filed with the SEC on July 31, 2002, which is available at the SEC’s Internet site (http://www.sec.gov).

Information about Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as on assumptions made by, and information currently available to, management. Neither Hemet Bancorp nor Hemet Financial Group, Inc. assumes any obligation to update any of these statements.

While Hemet Bancorp and Hemet Financial Group, Inc. have entered into a definitive merger agreement, there can be no assurance that the parties will complete the merger transaction. In the event that that the companies do not receive the necessary shareholder or regulatory approvals or fail to satisfy the other conditions to closing, the transaction will terminate. For a detailed discussion of other risk factors that could affect Hemet Bancorp’s business, please refer to the public filings made by Hemet Bancorp with the SEC, including “Forward Looking Statements” in Hemet Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 that was filed with the SEC on March 29, 2002.

###